Henderson Global Funds
737 North Michigan Avenue, Suite 1700
Chicago, Illinois 60611

December 18, 2014

State Street Bank and Trust Company
c/o Boston Financial Data Services, Inc.
2 Heritage Drive
North Quincy, Massachusetts 02171
Attention:  Legal Department, 8th Floor

Ladies and Gentlemen:

Reference is made to the Transfer Agency and Service Agreement between Henderson Global Funds (the “Trust”) and State Street Bank and Trust Company (the “Transfer Agent”) dated September 1, 2001, as amended (the “Agreement”).

Pursuant to Section 16 of the Agreement, this letter is to provide notice of the creation of an additional portfolio of the Trust, namely the Henderson US Growth Opportunities Fund (the “Portfolio”).  We request that you act as Transfer Agent under the Agreement with respect to each Portfolio.

The Schedule A to the Agreement is superseded and replaced with the Schedule A attached hereto and dated December 18, 2014.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

Henderson Global Funds By: /s/ Christopher K. Yarbrough
Name: Christopher K. Yarbrough Title: Secretary
Accepted: State Street Bank and Trust Company
By: /s/ Michael F. Rogers
Name: Michael F. Rogers Title: Executive Vice President

Schedule A
Dated December 18, 2014

Henderson European Focus Fund

Henderson Global Technology Fund

Henderson International Opportunities Fund

Henderson Strategic Income Fund (formerly Henderson Worldwide Income Fund)

Henderson Global Equity Income Fund

Henderson Emerging Markets Opportunities Fund

Henderson All Asset Fund

Henderson Dividend & Income Builder Fund

Henderson High Yield Opportunities Fund

Henderson Unconstrained Bond Fund

Henderson International Select Equity Fund

Henderson International Long/Short Fund

Henderson US Growth Opportunities Fund